Exhibit 10.19

Execution

SHAREHOLDERS AGREEMENT

DATED MARCH 15, 2019

AMONG

YX ASSET RECOVERY LIMITED

MAN TAN (谭曼)

XIAOFANG ZHOU (周小芳)

HUNAN YONG XIONG ASSET MANAGEMENT GROUP CO., LTD

(湖南永雄资产管理集团有限公司)

SHANGHAI WEI XIN ENTERPRISE MANAGEMENT CO., LTD

(上海卫信企业管理有限公司)

AND

OTHER PARTIES

AND

CHANGSHA LUGU HI-TECH MOBILE INTERNET VENTURE CAPITAL CO., LTD.

(长沙麓谷高新移动互联网创业投资有限公司)

AND

SHANGHAI HENGXIONG ENTERPRISE MANAGEMENT CONSULTING LIMITED PARTNERSHIP

(上海珩雄企业管理咨询合伙企业（有限合伙）)

THIS SHAREHOLDERS AGREEMENT (this “Agreement”) is made and entered into as of March 15, 2019 by and among YX Asset Recovery Limited, an exempted limited liability company organized under the Laws of the Cayman Islands (the “Company”), YX International Holding Ltd, a company organized under the Laws of the British Virgin Islands (the “BVI Company”), YX Services Limited, a private company organized under the Laws of the Hong Kong Special Administrative Region of the People’s Republic of China (the “PRC”) (the “HK Subsidiary”), Shanghai Yong Xiong Information Technology Services Co., Ltd. (上海永雄信息技术服务有限公司), a wholly foreign-owned enterprise established under the Laws of the PRC (the “WFOE”), Hunan Yong Xiong Asset Management Group Co., Ltd. (湖南永雄资产管理集团有限公司), a domestic limited liability company established under the Laws of the PRC, Shanghai Wei Xin Enterprise Management Co., Ltd. (上海卫信企业管理有限公司), a domestic limited liability company established under the Laws of the PRC, Man TAN (谭曼), a citizen of the PRC, with an identification number of [    ], Xiaofang ZHOU (周小芳), a citizen of the PRC, with an identification number of [    ] (together with Man TAN, collectively, as the “Founders” and each, a “Founder”) and the entities 100% owned by the Founder(s), listed on the signature page hereto (collectively, the “Holdcos” and each, a “Holdco”), YuXiong International Investment Ltd., a company organized under the Laws of the British Virgin Islands, Shanghai Hengxiong Enterprise Management Consulting Limited Partnership  (上海珩雄企业管理咨询合伙企业（有限合伙）) (“Hengxiong”), and Changsha Lugu Hi-Tech Mobile Internet Venture Capital Co., Ltd. (长沙麓谷高新移动互联网创业投资有限公司) (“Lugu”, collectively with Hengxiong, the “Investors” and each, an “Investor”); the Investors, the Founders and the Holdcos are referred to collectively as the “Shareholders” and each, a “Shareholder”.

RECITALS

A.                                    The parties entered into that certain Amended and Restated Shares Sale and Purchase Agreement dated January 28, 2019 (the “Hengxiong Purchase Agreement”), whereby Man TAN agreed to sell and Hengxiong agreed to purchase a total of 2,000,000 Series A Preferred Shares;

B.                                    The parties entered into that certain Amended and Restated Shares Sale and Purchase Agreement dated January 28, 2019 (the “Lugu Purchase Agreement”, together with the Hengxiong Purchase Agreement, the “Purchase Agreements”), whereby YX Management Holding Limited agreed to sell and Lugu agreed to purchase a total of 60,000 Series A Preferred Shares;

C.                                    It is a condition precedent to the Closing of the transactions contemplated in the Purchase Agreements that this Agreement be entered into, and after giving effect to the Transactions, the number and percentage of shares held by each Shareholder of the Company shall be as set forth in Schedule A hereto; and

D.                                    The parties desire to enter into this Agreement and make the respective representations, warranties, covenants and agreements set forth herein on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

Any term used herein and not defined in Schedule B has the meaning assigned to it in the Purchase Agreements, unless otherwise specified.

1.                                      INFORMATION RIGHTS; COVENANTS.

1.1                               Information and Inspection Rights.

(a)                                 Information Rights.  The Company covenants and agrees that, commencing on the date of this Agreement, for so long as any Series A Preferred Shares issued to the Investors under the Purchase Agreements (or Ordinary Shares issued upon conversion of such Series A Preferred Shares) are outstanding, the Group Companies will deliver to each holder of the Series A Preferred Shares (or Ordinary Shares issued upon conversion of such Series A Preferred Shares):

(i)                                     audited annual consolidated financial statements, within ninety (90) days after the end of each fiscal year of the Group Companies, prepared in accordance with the PRC generally accepted accounting principles or any other standard approved by the Board and audited by a “Big 4” accounting firm or any other accounting firm approved by the Board including the affirmative vote of the Series A Director (as defined herein);

(ii)                                  unaudited monthly consolidated financial statements, within twenty (20) days of the end of each month; and

(iii)                               an annual consolidated budget for the following fiscal year, within sixty (60) days prior to the end of each fiscal year of the Group Companies (the above rights, collectively, the “Information Rights”).

All financial statements to be provided to the Investors pursuant to this Section 1.1(a) shall include an income statement, a balance sheet and a cash flow statement for the relevant period and items (ii) and (iii) above shall be prepared in accordance with the PRC generally acceptable accounting principles or other accounting standards approved by the Board.

(b)                                 Inspection Rights.  The Company further covenants and agrees that, commencing on the date of this Agreement, for so long as any Series A Preferred Shares are outstanding, each holder of the Series A Preferred Shares shall have (i) the right to inspect facilities, records and books of any Group Companies (including the PRC Companies) at any time during regular working hours on reasonable prior notice to the Company, and (ii) the right to discuss the business, operations and conditions of any Group Companies (including the PRC Companies) with its directors, officers, employees, accountants, legal counsel and investment bankers (the “Inspection Rights”) provided that (i) a 15-business day prior written notice is delivered to the Company, and (ii) the exercise of the Inspection Rights shall not interfere with the regular operation of relevant Group Company.

(c)                                  Termination of Rights.  The Information Rights and Inspection Rights shall terminate upon consummation of the Qualified Initial Public Offering (as such term is defined in the Amended and Restated Memorandum and Articles of Association of the Company (the “Memorandum and Articles”)).

1.2                               Board of Directors.

(a)                                 Board.  The Memorandum and Articles shall provide that the Company’s Board of Directors (the “Board”) shall consist of three (3) members, which number of members shall not be changed except pursuant to an amendment to the Memorandum and Articles.  Hengxiong shall be entitled to appoint and remove one (1) director (the “Series A Director”), who shall initially be Kaiguo WANG (王开国).  The holders of the outstanding Ordinary Shares, voting as a separate class, shall have the right to appoint and remove any remaining directors to the Board (each, an “Ordinary Director”). Each Ordinary Director shall be nominated and elected by an ordinary resolution passed at a separate class meeting of the holders of Ordinary Shares held for the purpose of nominating and electing such directors in accordance with the Memorandum and Articles.

At each election of the directors of the Board, each Shareholder shall vote at any meeting of members such number of Equity Securities of the Company as may be necessary, or in lieu of any such meeting, shall give such holder’s written consent, as the case may be, with respect to such number of the Equity Securities (a) to keep the size of the Board at three (3) directors and to cause the election or re-election as members of the Board, and during such period to continue in office, of each of the individuals designated pursuant to this Section 1.2 and (b) to vote against any nominees not designated pursuant to this Section 1.2.

(b)                                                Quorum.   In accordance with the Memorandum and Articles, the quorum necessary for the transaction of the business of the directors shall be two (2) directors then in office, at least one (1) of which shall be the Series A Director.

(c) Expenses.  Subject to the Memorandum and Articles, the directors shall also be entitled to be paid their traveling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of the directors, or any committee of the directors, or general meetings of the Company, or otherwise in connection with the business of the Company, or to receive a fixed allowance in respect thereof as may be determined by the directors from time to time, or a combination partly of one such method and partly the other.   The directors may award special remuneration to any director of the Company for any service other than his ordinary routine work as a director.  Any fees paid to a director who is also counsel or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a director.

(d)                                                Directors and Officers Liability Insurance.   The Company shall, to the extent that the Board determines it to be economically reasonable, purchase and maintain a policy of directors’ and officers’ liability insurance.

(e) Director Indemnification.  The Company shall indemnify, defend, and hold the directors free and harmless from any and all liabilities, assessments, obligations, debts, damages, fees, fines, penalties, interest, judgments, liens or other claims that may ever be claimed to exist against the directors as a result of the directors’ work on behalf of Company and/or as a result of the directors executing the Transaction Documents, except to the extent resulting from the directors’ fraud, gross negligence or willful misconduct.

1.3                               Other Group Companies.  Unless otherwise prohibited by the applicable Law, the parties shall procure that each Group Company shall maintain a board of directors with composition identical to the Board, and the provisions in this Section 1.2 shall apply mutatis mutandis to the board of directors of each Group Company.

1.4                               Non-Competition.

(a)                                   Each of the Founders undertakes to the Investor that, he/she (or any of their Affiliates) and his/her lineal relatives (namely his/her spouse; parents or children) shall not be in competition with the Group Companies in any forms from the date of this Agreement and will not in any capacity engage in any activity as follows:

(i)                                        engaging with any third party in any activity that competes with the business currently operated by or planned by the Group Companies, possess any interests in such activity, as a principle, an agent, a partner, a shareholder (except for a shareholder who holds no exceeding 5% of the shares of a listed company), an equity joint venture partner, a licensee, a licensor or any other identity;

(ii)                                     inducing or soliciting any current or potential clients under negotiation of the Group Companies in respect of the products, services and other relevant business of the Group Companies; or

(iii)                                  inducing or endeavoring to induce any employee, consultant or any person in other positions of the Group Companies to terminate his/her employment relationship with such Group Companies.

(b)                                   The Founders agree, represent and warrant, and covenant to ensure that the Founders themselves and the directors, senior management, key technical staff and any other key managers of the Group Companies will separately enter into non-disclosure agreements and non-competition agreements with such Group Companies, under which such persons shall not be in competition with the Group Companies during their employment and within two (2) years after the later of the day they terminate employment or no longer possess any shares or other interests in the Group Companies; if the directors, senior management, key technical staff and any other key managers of the Group Companies violate the foregoing agreements, the Founders shall cause the Group Companies to make best efforts to pursue relevant liabilities.

(c)                                    If any breach of the foregoing occurs, the Founders shall jointly and severally indemnify and hold harmless the Group Companies and the Investors from and against their losses.

2.                                      REGISTRATION RIGHTS.  The Company hereby grants to the Shareholders such registration rights as set forth on Schedule C.

3.                                      RIGHT OF PARTICIPATION.

3.1                               General.  The Investors and their permitted transferees to which rights under this Section 3 have been duly assigned in accordance with Section 5 (each a “Participation Rights Holder”) shall have the right of first refusal to purchase such Participation Rights Holder’s Pro Rata Share (as defined below) of all (or any part) of any New Securities (as defined in Section 3.3) that the Company may from time to time issue after the date of this Agreement (the “Right of Participation”).

3.2                               Pro Rata Share.  A Participation Rights Holder’s “Pro Rata Share” for purposes of the Right of Participation is the ratio of (a) the number of the Ordinary Shares (calculated on a fully diluted and as-converted basis) held by such Participation Rights Holder, to (b) the total number of the Ordinary Shares (calculated on a fully diluted and as-converted basis) then outstanding immediately prior to the issuance of New Securities giving rise to the Right of Participation.

3.3                               New Securities.  “New Securities” shall mean any Equity Securities of the Company, provided, however, that the term “New Securities” shall not include:

(a)                                 any Series A Preferred Shares issued or designated under the Purchase Agreements, as such agreement may be amended, and any Ordinary Shares issued pursuant to the conversion thereof;

(b)                                 any securities issued in connection with any share split, share dividend or other similar event in which all Participation Rights Holders are entitled to participate on a pro rata basis;

(c)                                  any securities issued upon the exercise, conversion or exchange of any outstanding security immediately prior to the Closing if such outstanding security constituted a New Security (provided, that the existence of such outstanding security has been disclosed to the Investors prior to the Closing);

(d)                                 any securities issued pursuant to a Qualified Initial Public Offering (as such term is defined in the Memorandum and Articles);

(e)                                  any securities issued pursuant to the ESOP;

(f)    any securities issued pursuant to the acquisition of another corporation or entity by the Company for aggregate consideration in excess of 10% of the net assets as of the end of the audited consolidated financial accounting report of the latest fiscal year by consolidation, merger, purchase of assets, or other reorganization in which the Company acquires, in a single transaction or series of related transactions, all or substantially all of assets of such other corporation or entity, or fifty percent (50%) or more of the equity ownership or voting power of such other corporation or entity, approved by at least seventy percent (70%) of the members of the Board, including the affirmative vote of the Series A Director;

(g)                                  any securities issued or issuable to banks, equipment lessors or other financial institutions pursuant to a debt financing or commercial leasing transaction approved by at least seventy percent (70%) of the Board, including the affirmative vote of the Series A Director;

(h)                                 any securities issued or issuable in connection with any settlement of any action, suit, proceeding or litigation approved by at least seventy percent (70%) of the members of the Board, including the affirmative vote of the Series A Director; or

(i)                                     any securities issued or issuable to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by at least seventy percent (70%) of the members of the Board, including the affirmative vote of the Series A Director.

3.4                               Procedures

(a)                                 First Participation Notice.  In the event that the Company proposes to undertake an issuance of New Securities (in a single transaction or a series of related transactions), it shall give to each Participation Rights Holder written notice of its intention to issue the New Securities (the “First Participation Notice”), describing the amount and type of the New Securities, the price and the general terms upon which the Company proposes to issue such New Securities.  Each Participation Rights Holder shall have twenty (20) Business Days from the date of receipt of any such First Participation Notice to agree in writing to purchase such Participation Rights Holder’s Pro Rata Share of such New Securities for the price and upon the terms and conditions specified in the First Participation Notice by giving written notice to the Company and stating therein the quantity of the New Securities to be purchased (not to exceed such Participation Rights Holder’s Pro Rata Share).  If any Participation Rights Holder fails to so agree in writing within such twenty (20) Business Day period to purchase such Participation Rights Holder’s full Pro Rata Share of an offering of New Securities, then such Participation Rights Holder shall forfeit the right hereunder to purchase that part of its Pro Rata Share of such New Securities that it did not agree to purchase.

(b)                                 Second Participation Notice; Oversubscription.  If any Participation Rights Holder fails or declines to exercise its Right of Participation in accordance with subsection (a) above, the Company shall promptly give notice (the “Second Participation Notice”) to other Participation Rights Holders who exercised their Right of Participation (the “Right Participants”) in accordance with subsection (a) above.  Each Right Participant shall have ten (10) Business Days from the date of the Second Participation Notice (the “Second Participation Period”) to notify the Company of its desire to purchase more than its Pro Rata Share of the New Securities, stating the number of the additional New Securities it proposes to buy (the “Additional Number of Issued Securities”).  Such notice may be made by telephone if confirmed in writing within two (2) Business Days.  If, as a result thereof, such oversubscription exceeds the total number of the remaining New Securities that are subject to the Right of Participation of each Investor available for purchase, the number of New Securities being purchased by each oversubscribing Right Participant will be cut back by the Company with respect to its oversubscription to that number of those remaining New Securities equal to the lesser of (x) the Additional Number of the Issued Securities and (y) the product obtained by multiplying (i) the number of the remaining New Securities available for subscription by (ii) a fraction, the numerator of which is the number of Ordinary Shares (calculated on a fully diluted and as-converted basis) held by such oversubscribing Right Participant and the denominator of which is the total number of Ordinary Shares (calculated on a fully diluted and as-converted basis) held by all the oversubscribing Right Participants.  Each Right Participant who has exercised its right to purchase the Additional Number of Issued Securities shall be obligated to buy such number of New Securities as determined by the Company pursuant to this Section 3.4 and the Company shall so notify the Right Participants within fifteen (15) Business Days following the date of the Second Participation Notice.

3.5                               Failure to Exercise.  Upon the expiration of the Second Participation Period, or in the event no Participation Rights Holder exercises the Right of Participation within ten (10) days following the issuance of the First Participation Notice, the Company shall have ninety (90) days thereafter to sell the New Securities described in the First Participation Notice (with respect to which the Right of Participation hereunder was not exercised) at the same or a higher price and upon non-price terms not materially more favorable to the purchasers thereof than specified in the First Participation Notice.  In the event that the Company has not issued and sold such New Securities within such ninety (90) day period, then the Company shall not thereafter issue or sell any New Securities without again first offering such New Securities to the Participation Rights Holders pursuant to this Section 3.

3.6                               Termination.  The Right of Participation for each Participation Rights Holder shall terminate upon the Qualified Initial Public Offering (as such term is defined in the Memorandum and Articles).

4.                                      TRANSFER RESTRICTIONS.

4.1                               Certain Definitions.  For the purposes of this Section 4, “Ordinary Holder” means the Founders, the Holdcos and their permitted assignees to whom their rights under this Section 4 have been duly assigned in accordance with this Agreement; “Preferred Holder” means each Investor and its permitted assignees to whom its rights under this Section 4 have been duly assigned in accordance with this Agreement; “Restricted Shares” means any of the Company’s Equity Securities now owned or subsequently acquired by any Ordinary Holder.

4.2                               Sale of Restricted Shares; Notice of Sale.  Subject to Section 4.6 of this Agreement, if any Ordinary Holder (the “Selling Shareholder”) proposes to directly or indirectly sell, assign, transfer, pledge, hypothecate, or otherwise encumber or dispose of in any way (“Transfer”, and “Transferred” shall have a correlative meaning) any Restricted Shares held by it, then the Selling Shareholder shall promptly give written notice (the “Transfer Notice”) to each Preferred Holder and the Company prior to such Transfer.  The Transfer Notice shall describe in reasonable detail the proposed Transfer, including, without limitation, the number of Restricted Shares to be Transferred (the “Offered Shares”), the nature of such Transfer, the consideration to be paid, and the name and address of each prospective purchaser or transferee.

4.3                               Right of First Refusal.

(a)                                 Preferred Holders’ Option.  Each Preferred Holder shall have the right, exercisable upon written notice to the Selling Shareholder, the Company and each other Preferred Holder, within thirty (30) days after receipt of the Transfer Notice (the “Preferred First Refusal Period”), to elect to purchase all or any part of its pro rata share of the Offered Shares equivalent to the product obtained by multiplying the aggregate number of the Offered Shares by a fraction, the numerator of which is the number of Ordinary Shares (calculated on an as-converted basis) held by such Preferred Holder at the time of the transaction and the denominator of which is the total number of Ordinary Shares (calculated on an as-converted basis) owned by all the Preferred Holders at the time of the transaction, at the same price and subject to the same material terms and conditions as described in the Transfer Notice.

(b)                                 If any Preferred Holder fails or declines to exercise its right of first refusal in accordance with the paragraph above, the Selling Shareholder shall provide a written notice to each Preferred Holder that fully exercises its right of first refusal in accordance with the paragraph above regarding such Preferred Holder’s rights to purchase additional Offered Shares (“Overallotment Notice”). Each Preferred Holder that fully exercises its right of first refusal shall notify the Selling Shareholder and the Company within seven (7) days following the receipt of the Overallotment Notice of its desire to purchase more than its pro rata share of the Offered Shares, stating the number of the additional Offered Shares it proposes to buy for each such exercising Preferred Holder (the “Additional Number of Offered Shares”).  If, as a result thereof, the number of shares desired to be purchased by such Preferred Holders that exercise the overallotment right exceeds the total number of the remaining Offered Shares that are available for purchase, the number of Offered Shares being purchased by each such exercising Preferred Holder will be cut back to that number of those remaining Offered Shares equal to the lesser of (x) the Additional Number of Offered Shares and (y) the product obtained by multiplying (i) the number of the remaining Offered Shares available for purchase by (ii) a fraction, the numerator of which is the number of Ordinary Shares (calculated on an as-converted basis) held by such purchasing Preferred Holder that exercise the overallotment right and the denominator of which is the total number of Ordinary Shares (calculated on an as-converted basis) held by all exercising Preferred Holders that exercise the overallotment right.

(c)                                  Expiration Notice.  Within fifteen (15) days after expiration of the Preferred First Refusal Period, the Company will give written notice (the “First Refusal Expiration Notice”) to the Selling Shareholder specifying either (i) that all of the Offered Shares were subscribed by the Preferred Holders exercising their rights of first refusal or (ii) that the Preferred Holders have not subscribed all of the Offered Shares, in which case the First Refusal Expiration Notice will specify the Co-Sale Pro Rata Portion (as defined below) of the remaining Offered Shares for the purpose of their co-sale rights described in Section 4.4 below.

(d)                                 Purchase Price.  The purchase price for the Offered Shares to be purchased by the Preferred Holders exercising their right of first refusal will be the price set forth in the Transfer Notice (except as otherwise provided herein), but will be payable as set forth in Section 4.3(e).  If the purchase price in the Transfer Notice includes consideration other than cash, the cash equivalent value of the non-cash consideration will be determined by an independent professional appraiser to be appointed by the Selling Shareholder and the Preferred Holder, which determination will be binding upon the Preferred Holders and the Selling Shareholder, absent fraud or error.

(e)                                  Payment.  Payment of the purchase price for the Offered Shares purchased by the Preferred Holders shall be made by wire transfer or check as directed by the Selling Shareholder.

(f)                                   Rights of a Selling Shareholder.  If any Preferred Holder exercises its right of first refusal to purchase the Offered Shares, then, upon the date the notice of such exercise is given by such Preferred Holder, the Selling Shareholder will have no further rights as a holder of such Offered Shares except the right to receive payment for such Offered Shares from such Preferred Holder in accordance with the terms of this Agreement, and the Selling Shareholder will forthwith deliver a signed instrument of transfer in respect of the relevant Offered Shares and cause all certificate(s) evidencing such Offered Shares to be surrendered to the Company, and the register of members shall be updated and share certificates issued to such Preferred Holder.

(g)                                  Application of Co-Sale Right.  In the event that the Preferred Holders have not elected to purchase any or all of the Offered Shares, then the sale of the remaining Offered Shares will become subject to the co-sale right of the Preferred Holder as set forth in Section 4.4 below.

4.4                               Co-Sale Right.  To the extent that the Preferred Holders have not exercised their right of first refusal with respect to all of the Offered Shares, then each Preferred Holder that did not exercise its right of first refusal pursuant to Section 4.3 with respect to such Offered Shares (the “Co-Sale Participant”) shall have the right, exercisable upon written notice to the Selling Shareholder, the Company and each other Preferred Holder (the “Co-Sale Notice”) within ten (10) days after receipt of the First Refusal Expiration Notice (the “Co-Sale Right Period”), to participate in such sale of the Offered Shares on the same terms and conditions as set forth in the Transfer Notice.  The Co-Sale Notice shall set forth the number of Equity Securities in the Company that such participating Preferred Holder wishes to include in such Transfer, which amount shall not exceed the Co-Sale Pro Rata Portion (as defined below) of such Preferred Holder.  To the extent one or more of the Preferred Holders exercise such right of participation in accordance with the terms and conditions set forth below, the number of Restricted Shares that the Selling Shareholder may sell in the transaction shall be correspondingly reduced.  The co-sale right of each Preferred Holder shall be subject to the following terms and conditions:

(a)                                 Co-Sale Pro Rata Portion.  Each Co-Sale Participant may sell all or any part of that number of Ordinary Shares (on an as-converted basis) held by it that is equal to the product obtained by multiplying (x) the aggregate number of the Offered Shares subject to the co-sale right hereunder by (y) a fraction, the numerator of which is the number of Ordinary Shares (on an as-converted basis) owned by the Co-Sale Participant at the time of the Transfer and the denominator of which is the total combined number of Ordinary Shares (on an as-converted basis) at the time owned by all Co-Sale Participants and the Selling Shareholder (“Co-Sale Pro Rata Portion”).  To the extent that any Co-Sale Participant does not participate in the sale to the full extent of its Co-Sale Pro Rata Portion, the Selling Shareholder and the Co-Sale Participant shall, within ten (10) days after the end of such Co-Sale Right Period, make such adjustments to the Co-Sale Pro Rata Portion of each Co-Sale Participant so that any remaining Offered Shares may be allocated to other Co-Sale Participant on a pro rata basis.

(b)                                 Transferred Shares.  Each Co-Sale Participant shall effect its participation in the sale by promptly delivering a signed instrument of transfer in respect of the following Equity Securities and cause all certificate(s) evidencing such Equity Securities, properly endorsed for transfer, to be surrendered to the Company and the register of members shall be updated and share certificates issued to the purchaser:

(i)                                     the number of Ordinary Shares which such Co-Sale Participant elects to sell;

(ii)                                  that number of the Series A Preferred Shares which is at such time convertible into the number of Ordinary Shares that such Co-Sale Participant elects to sell; provided in such case that, if the prospective purchaser objects to the delivery of the Series A Preferred Shares in lieu of Ordinary Shares, such Preferred Holder shall convert such Series A Preferred Shares into Ordinary Shares and deliver Ordinary Shares as provided in Subsection 4.4(b)(i) above. The Company agrees to make any such conversion concurrent with the actual transfer of such shares to the purchaser; or

(iii)                               a combination of the above.

(c)                                  Payment to Preferred Holders. The register of members of the Company shall be updated and share certificates shall be issued to the prospective purchaser in consummation of the sale of the Restricted Shares pursuant to the terms and conditions specified in the Transfer Notice, and the Selling Shareholder shall concurrently therewith remit to such Co-Sale Participant that portion of the sale proceeds to which such Co-Sale Participant is entitled by reason of its participation in such sale.  To the extent that any prospective purchaser or purchasers prohibit such assignment or otherwise refuse to purchase any shares or other Equity Securities from a Preferred Holder exercising its co-sale right hereunder, the Selling Shareholder shall not sell to such prospective purchaser or purchasers any Restricted Shares unless and until, simultaneously with such sale, the Selling Shareholder shall purchase such shares or other Equity Securities from such Preferred Holder for the same consideration and on the same terms and conditions as described in the Transfer Notice.

(d)                                 Right to Transfer.  To the extent the Preferred Holders do not elect to purchase, or to participate in the sale of, the Restricted Shares subject to the Transfer Notice, the Selling Shareholder may, not later than ninety (90) days following delivery to the Company and each of the Preferred Holders of the Transfer Notice, conclude a Transfer of the Restricted Shares covered by the Transfer Notice and not elected to be purchased by the Preferred Holders, which in each case shall be on substantially the same terms and conditions as those described in the Transfer Notice.  Any proposed Transfer on terms and conditions which are materially different from those described in the Transfer Notice, as well as any subsequent proposed Transfer of any Restricted Shares by the Selling Shareholder, shall again be subject to the right of first refusal and the co-sale right of the Preferred Holders and shall require compliance by the Selling Shareholder with the procedures described in Section 4.3 and Section 4.4 of this Agreement.

4.5                               Exempt Transfers.  Notwithstanding anything to the contrary contained herein, the right of first refusal and co-sale rights of the Preferred Holders shall not apply to (a) any Transfer of Restricted Shares to the Company pursuant to a repurchase right or right of first refusal held by the Company in the event of a termination of employment or consulting relationship; (b) any transfer to the parents, children, or spouse, vehicle companies or to trusts for the benefit of such persons, of any Ordinary Holder by such Ordinary Holder for bona fide estate or tax planning purposes; (c) any transfer of Restricted Shares by any Ordinary Holder to his/her/its Holdco, or a parent owning directly 100% of the voting equity securities or equity interest in such Ordinary Holder; provided, that adequate documentation therefor is provided to each Investor to its satisfaction.

4.6                               Prohibited Transfers.

(a)                                 Except for the Transfers as provided in Section 4.5 above, prior to the Qualified Initial Public Offering (as such term is defined in the Memorandum and Articles) as long as the Investors hold any Equity Securities in the Company, none of the Ordinary Holders or the permitted transferees shall, without the prior written consent of the Investors and their permitted transferees, directly or indirectly, Transfer through one or a series of transactions any Equity Securities of the Company now held by him/her/it to any person, which Transfer would result in (i)

the aggregate shareholding of the Founders and/or the Holdcos in the Company less than 51% of the issued and outstanding shares of the Company (on a fully-diluted and as converted basis), (ii) the corresponding valuation of any such Transfer is lower than the valuation of the Transactions, or (iii) in violation of this Section 4.

(b)                                 Except for purposes of the Qualified Initial Public Offering, for the Transactions and the customary operation of the Group Companies, neither the Founders nor the Holdcos shall Transfer the Equity Securities of any Major Subsidiaries, unless otherwise agreed in this Agreement.

(c)                                  Any attempt by a party to Transfer any Equity Securities in violation of this Section 4 shall be void and the Company hereby agrees it will not effect such a Transfer nor will it treat any alleged transferee as the holder of such Equity Securities without the prior written consent of the Investors.

(d)                                 Furthermore and according to the foregoing Subsection (a), each Founder agrees that any Transfer of any Equity Securities in the Holdcos shall be deemed to be an indirect Transfer of Equity Securities of the Company and therefore is subject to all of the terms, conditions and restrictions applicable to Transfers set forth in this Agreement.  The Founders shall not make, cause or permit any Transfer of any Equity Securities in the Holdcos without first complying with all of the terms, conditions and restrictions applicable to a Transfer of  Equity Securities of the Company pursuant to this Agreement, and any purported Transfer of any Equity Securities in the Holdcos in contravention of this Agreement shall be void and ineffective for any and all purposes and shall not confer on any transferee or purported transferee any rights whatsoever, and the Holdcos shall not recognize any such Transfer, sale or issuance.  In addition, each Founder irrevocably agrees to cause and guarantee the performance by the Holdcos of all of its respective covenants and obligations under this Agreement.

4.7                               Transfers in Compliance with Law.  Notwithstanding any other provisions of this Agreement, no Transfer may be made pursuant to this Section 4 unless (i) the transferee has agreed in writing to be bound by the terms and conditions of this Agreement pursuant to a Deed of Adherence in the form attached hereto as Exhibit A, (ii) the Transfer complies in all respects with other applicable provisions of this Agreement, and (iii) the Transfer complies in all respects with the applicable Laws.  If requested by the Company in its reasonable discretion, an opinion of counsel to a transferring Shareholder shall be supplied to the Company, at such transferring Shareholder’s expense, to the effect that the Transfer complies with all applicable Laws.

4.8                               Legend.

(a)                                 Each certificate representing the Restricted Shares shall be endorsed with the following legend:

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN A SHAREHOLDERS AGREEMENT, A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.

(b)                                 Each party agrees that the Company may instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend referred to in Section 4.8(a) above to enforce the provisions of this Agreement and the Company agrees to promptly do so.  The legend shall be removed upon termination of the provisions of this Section 4.

4.9                               Termination.  The provisions under this Section 4 shall terminate upon the Qualified Initial Public Offering.

5.                                      ASSIGNMENT AND AMENDMENT.

5.1                               Assignment.  Notwithstanding anything herein to the contrary:

(a)                                 Information Rights.  The Information and Inspection Rights under Section 1.1 may be assigned to any holder of the Series A Preferred Shares, provided, however, that in either case no party may be assigned any of the foregoing rights unless the Company is given written notice by the assigning party stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; and provided, further, that (i) any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement, including without limitation the provisions of this Section 5, (ii) any such assignee shall have agreed in writing to be bound by the terms and conditions of this Agreement pursuant to a Deed of Adherence in the form attached hereto as Exhibit A, and (iii) any such assignee shall comply in all respects with the applicable Laws in connection with its ownership of the securities of the Company to be assigned.

(b)                                 Registration Rights; Rights of Participation; Right of First Refusal; Co-Sale Rights. The rights of the Investors under Sections 2, 3 and 4 are fully assignable in connection with a transfer of shares of the Company by each Investor; provided, however, that no party may be assigned any of the foregoing rights unless the Company is given written notice by such Investor stating the name and address of the assignee and identifying the Equity Securities of the Company as to which the rights in question are being assigned; and provided, further, that (i) any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement, (ii) any such assignee shall have agreed in writing to be bound by the terms and conditions of this Agreement pursuant to a Deed of Adherence in the form attached hereto as Exhibit A, and (iii) any such assignee shall comply in all respects with the applicable Laws in connection with its ownership of the securities of the Company to be assigned.

5.2                               Amendment of Rights. Any provision in this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only by the written consent of (i) as to the Company, only the Company; (ii) as to the Investors, only the Investors holding at least a majority of the Series A Preferred Shares or their permitted assigns; provided, however, that if such amendment adversely affects the obligations or rights of any holder of the Series A Preferred Shares, such amendment shall require the written consent of the affected holder of the Series A Preferred Shares; and provided further that any holder of the Series A Preferred Shares may waive any of its rights hereunder; (iii) as to the Founders, only the Founders; and (iv) as to each Holdco, only such Holdco.  Any amendment or waiver effected in accordance with this Section 5.2 shall be binding upon the Company, the Investors, the Founders, the Holdcos and their respective assigns.

6.                                      CONFIDENTIALITY AND NON-DISCLOSURE.

6.1                               Disclosure of Terms.  This Agreement, the Purchase Agreements, and the other Transaction Documents, and all exhibits and schedules attached to such agreements and the terms and conditions thereof (collectively, the “Financing Terms”), including their existence, shall be considered confidential information and shall not be disclosed by any party hereto to any third party except in accordance with the provisions set forth below; provided, that such confidential information shall not include any information that is in the public domain other than by reason of the breach of the confidentiality obligations hereunder.

6.2                               Press Releases, Etc.  Any press release issued by the Company shall not disclose any of the Financing Terms and the final form of such press release shall be approved in advance in writing by the Investors.  No other announcement regarding any of the Financing Terms in a press release, conference, advertisement, announcement, professional or trade publication, mass marketing materials or otherwise to the general public may be made without the Investors’ prior written consent.

6.3                               Permitted Disclosures.  Notwithstanding the foregoing, any party may disclose any of the Financing Terms to its current or bona fide prospective investors (other than its limited partners), employees, investment bankers, lenders, partners, accountants and attorneys, in each case only where such persons or entities are under appropriate nondisclosure obligations.  Without limiting the generality of the foregoing, the Investors shall be entitled to disclose the Financing Terms for the purposes of fund reporting or inter-fund reporting to its fund manager and the fund manager’s auditors, counsel, directors, officers or employees.

6.4                               Legally Compelled Disclosure.  In the event that any party is requested or becomes legally compelled (including, without limitation, pursuant to securities Laws and regulations) to disclose the existence of any of the Financing Terms in contravention of the provisions of this Section 6, such party (the “Disclosing Party”) shall provide the other party or parties (each a “Non-Disclosing Party”, and collectively, the “Non-Disclosing Parties”) with prompt written notice of that fact and use all reasonable efforts to seek (with the cooperation and reasonable efforts of the other parties) a protective order, confidential treatment or other appropriate remedy.  In such event, the Disclosing Party shall furnish only that portion of the information which is legally required to be disclosed and shall exercise reasonable efforts to keep confidential such information to the extent reasonably requested by any Non-Disclosing Party.

6.5                               Other Information. The provisions of this Section 6 shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by any of the parties with respect to the transactions contemplated hereby.

6.6                               Notices.  All notices required under this section shall be made pursuant to Section 11.1 of this Agreement.

7.                                      PROTECTIVE PROVISIONS.

7.1                               Shareholder Approval Matters.  So long as an Investor owns no less than 5% of the Series A Preferred Shares outstanding, each of the Company and the other Group Companies shall not, directly or indirectly, engage in any of the following acts without the affirmative approval of the holders of a majority of the Series A Preferred Shares, voting as a single class on an as-converted basis:

(a)                                 increase or decrease the share capital, any issuance or sale of shares, other equity securities or otherwise change the capital structure;

(b)                                 any merger, acquisition, consolidation, amalgamation or division of any Group Company;

(c)                                  sale, transfer, or Encumbrance of all or substantially all of assets of the Group Companies;

(d)                                 any change, amendment or modification of the Memorandum and Articles with respect to the cancellation or amendment to the rights of the Series A Preferred Shares;

(e)                                  any change of the size or composition of the board of directors and the manner in which the directors of each of the Group Company are appointed;

(f)                                   any declaration, set aside or payment of a dividend to any shareholder of any of Group Company;

(g)                                  the commencement of or consent to any proceeding seeking liquidation, dissolution or winding-up of the Company, the Operating Entities (as defined in the Purchase Agreements) or the other Major Subsidiaries, or effect a transaction constituting a Liquidation Event;

(h)                                 alteration of the rights, preferences, the number, the privileges or the restrictions of the Series A Preferred Shares any action that authorizes, creates or issues any class or series of Equity Securities having rights, preferences, privileges or powers superior to or on a parity with the Series A Preferred Shares with respect to voting, payment of dividends, redemption, distribution upon liquidation or otherwise, or any Equity Securities convertible into, exchangeable for, or exercisable into any of the foregoing; or

(i)                                     any termination of or material amendments to the Amended and Restated VIE Agreements or other arrangements regarding the VIE Structure that may affect the rights or interests of such Investor; or

(j)                                    agree or undertake to do any of the foregoing.

7.2                               Board Approval Matters.  So long as there are any Series A Preferred Shares outstanding held by Hengxiong, each of the Company and the other Group Companies shall not, directly or indirectly, engage in any of the following acts without the approval of a majority of the directors of the Board (including the Series A Director):

(a)                                 any Transfer of all or substantially all of assets of any Group Company;

(b)                                 any sale or reorganization resulting in the change of control of any Group Company;

(c)                                  appointment or removal of the Group Companies’ auditor;

(d)                                 any material change in, or cease to conduct the Principal Business of any Group Company; or

(e)                                  any agreements or undertakings to do any of the foregoing.

7.3                                Termination.                          The provisions of this Section 7 shall be terminated on the consummation of the Qualified Initial Public Offering.

8.                                           PERFORMANCE OBJECTIVE AND PERFORMANCE COMPENSATION.

8.1                               The 2018 Net Profit shall be no less than RMB 150 million (the “2018 Annual Performance Objective”).  If the actual 2018 Net Profit of the Company (on a consolidated basis) is less than 80% of the 2018 Annual Performance Objective (i.e., RMB 120 million), each Investor shall have the right to request the Founders to compensate such Investor by cash within thirty (30) days of the date when the 2018 annual audit report is issued and such date shall not be later than April 30, 2019.  The amount of compensation shall be equal to the Purchase Price × (1 — the actual 2018 Net Profit/the 2018 Annual Performance Objective).

8.2                               If the Founders fail to pay the above-mentioned compensation, each Investor shall have the right to request the Founders to compensate such Investor or its designated third party by Transferring the Equity Securities of the Company to such Investor or its designated third party, and the Founders shall Transfer such Equity Securities to such Investor at a nominal price, if any regulation authority objects such nominal transfer price, the Transfer shall be executed at another nominal price then agreed by the parties, such ultimate nominal transfer price and taxes incurred during the Transfer shall be borne by the Founders. The number of the Transferred Equity Securities by the Founders to each Investor shall be equal to the number of the Equity Securities then held by such Investor × (the actual 2018 Net Profit/ the 2018 Annual Performance Objective - 1).

9.                                      PUT OPTION.

9.1                               If the Company fails to complete the Qualified Initial Public Offering on or prior to the third (3rd) anniversary of the Series A Original Issue Date and subject to the Statute, at the option of the holders of a majority of the outstanding Series A Preferred Shares, the Founders shall jointly and severally purchase all or part of the outstanding Series A Preferred Shares held by the Investors out of funds legally available therefor including capital, at a price (the “Series A Preferred Principal Put Price”) per Series A Preferred Share equal to the Series A Issue Price.

9.2                                After the payment of the Series A Preferred Principal Put Price and to the extent the holders of a majority of the outstanding Series A Preferred Shares elect for sale of the Series A Preferred Shares pursuant to this Section 9, the Founders shall jointly and severally pay to the Investors, out of funds legally available therefor including capital, an interest (the “Series A Put Interest”) per Series A Preferred Share that is equal to:

IP × (0.12) × N

WHERE

IP = Series A Issue Price, and

N = the number of calendar days that have elapsed since the Series A Original Issue Date divided by 365 days until the date when all the outstanding Series A Preferred Shares are fully purchased; and

provided that the purchase price of all the outstanding Series A Preferred Shares held by the Investors in Sections 9.1 and 9.2 shall deduct all the accrued and paid dividends and interests of such Series A Preferred Shares to the Investors.

9.3                                         A notice of exercising the put option by the Investors shall be given by hand or by mail to the registered office of the Company at any time on or after the date (“Put Start Date”) falling thirty (30) days before the date on which the Series A Preferred Shares are to be purchased (the “Put Date”) by the Founders, provided, however, that the Put Date shall be no earlier than the Put Start Date or the date thirty (30) days after such notice of exercising the put option is given, whichever is later.

9.4                                 Upon exercising the put option by the Investors, the Series A Principle Put Price and the Series A Put Interest shall be payable to the Investors.  In the event that all the Series A Preferred Shares under the put option are to be purchased by the Founders, the certificate representing such Series A Preferred Shares shall be cancelled and the register of members shall be updated accordingly. In the event that less than all the shares represented by any Investor’s certificate are purchased by the Founders, a new certificate shall be promptly issued representing the remaining shares held by the Investor and the Register of Members shall be updated accordingly.  All dividends on such Series A Preferred Shares designated for the put option and to be purchased by the Founders shall accrue until the date that the Investors cease to be a member of the Company as showed on the register of members of the Company, and all rights of the Investors thereof, except the right to receive the Series A Preferred Principal Put Price and the Series A Put Interest thereof (including all accrued and unpaid dividends up to the Put Date), without interest, shall cease and terminate until the date that the  Investors cease to be members of the Company as showed on the register of members of the Company.  The Series A Preferred Shares to be purchased by the Founders shall be redesignated as the Ordinary Shares immediately after such purchase of the Series A Preferred Shares by the Founders.  The Company agrees to make its best efforts to coordinate with the registered office of the Company and the Founders to purchase such Series A Preferred Shares at the option of the Investors.  The Series A Preferred Shares (i) that should have been purchased by the Founders under the put option, jointly and severally, through the full payment of the applicable Series A Preferred Principal Put Price and Series A Put Interest, but which have not been purchased due to the applicable Series A Preferred Principal Put Price and Series A Put Interest not being paid in full or (ii) that have not been purchased by the Founders, shall remain outstanding and entitled to all the rights, preferences and privileges provided in this Agreement and the Memorandum and Articles, and such Series A Preferred Shares shall be carried forward and purchased as soon as the Founders have legally available funds to do so.

10.                               LIQUIDATION PREFERENCE.

10.1                        In the event of any Liquidation Event before the Qualified Initial Public Offering, distributions to the Shareholders shall be made in the following manner (after satisfaction of all creditors’ claims and claims that may be preferred by Law):

(a)                                   Prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of the Ordinary Shares and any other Shareholders or any other class or series of shares by reason of their ownership of such shares, each Investor shall be entitled to receive the amount equal to the Series A Issue Price × number of the Series A Preferred Shares held by such Investor (the “Series A Principal Preference Amount”).

(b)                                   After the payment of the Series A Principal Preference Amount, each Investor shall be entitled to receive the amount equal to the number of Series A Preferred Shares held by it× (IP × (0.12) ×N) (WHERE IP = Series A Issue Price, and N = the number of calendar days that have elapsed since the Series A Original Issue Date divided by 365 days until the date when the payment in this Subsections (a) and (b) are fully paid) (the “Series A Interest Preference Amount”).

(c)                                    After the payment of the Series A Principal Preference Amount and the Series A Interest Preference Amount, the remaining assets of the Company available for distribution to the Shareholders, if any, shall be distributed to all the Shareholders (including the Investors) on a pro rata and as-converted basis based on the number of the Shares held by each relative to the total number of the Shares held by all the Shareholders.

10.2                        Notwithstanding any other provision of this Section 10, and subject to any other applicable provisions of this Agreement and the Memorandum and Articles, the Company may at any time, out of funds legally available therefor, repurchase the Ordinary Shares of the Company issued to or held by employees or officers of the Company or its subsidiaries upon termination of their employment or services pursuant to any agreement approved by the Board.

10.3                        In the event the Company proposes to distribute assets other than cash in connection with any liquidation, dissolution or winding up of the Company, the value of the assets to be distributed to the Investors and holders of the Ordinary Shares shall be determined in good faith by the Board.  Any securities not subject to investment letter or similar restrictions on free marketability shall be valued as follows:

(a)                                   If traded on a securities exchange, the value shall be deemed to be the average of the security’s closing prices on such exchange over the thirty (30) day period ending one (1) day prior to the distribution;

(b)                                   If traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution; and

(c)                                    If there is no active public market, the value shall be the fair market value thereof as determined in good faith by the Board (including affirmative vote from the Series A Director).

10.4                        The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in Subsections (a), (b) or (c) to reflect the fair market value thereof as determined in good faith by the Board. The Investors shall have the right to challenge any determination by the Board of fair market value pursuant to this Section 10, in which case the determination of fair market value shall be made by an independent appraiser selected jointly by the Board and the challenging parties, the cost of such appraisal to be borne by the Company.

10.5                        The liquidation preference set forth in this Section 10 above shall terminate on the Qualified Initial Public Offering.

11.       GENERAL PROVISIONS.

11.1                        Notices.  Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party, upon delivery; (b) when sent by facsimile at the number set forth in Exhibit B hereto, upon receipt of confirmation of error-free transmission; (c) seven (7) Business Days after deposit in the mail as air mail or certified mail, receipt requested, postage prepaid and addressed to the other party as set forth in Exhibit B; or (d) three (3) Business Days after deposit with an international overnight delivery service, postage prepaid, addressed to the parties as set forth in Exhibit B, provided, that the sending party receives a confirmation of delivery from the delivery service provider.

Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 11.1 by giving the other party written notice of the new address in the manner set forth above.

11.2                        Entire Agreement. This Agreement, the Purchase Agreements, and the other Transaction Documents, together with all the exhibits hereto and thereto, constitute and contain the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof.  Without limiting the generality of the foregoing, this Agreement shall supersede any and all prior agreements among the Company, the Founders and the Holdcos with respect to the equity interest in or financing of the Company, to the extent inconsistent with any provisions of this Agreement or detrimental to any right or interest of the Investors as contemplated by this Agreement, the Purchase Agreements, and the other Transaction Documents, together with all the exhibits hereto and thereto.

11.3                        Governing Law.  This Agreement shall be governed by and construed exclusively in accordance the Laws of Hong Kong.

11.4                        Severability. If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the parties.  In such event, the parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly effects the parties’ intent in entering into this Agreement.

11.5                        Third Parties.  Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their permitted successors and assigns, any rights or remedies under or by reason of this Agreement.

11.6                        Successors and Assigns; No Third Party Beneficiaries.  Subject to the provisions of Section 5, the provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the parties hereto, but shall not otherwise be for the benefit of any third party.  The rights of any Investor hereunder are assignable in connection with the transfer (subject to applicable securities Laws and other Laws) of Equity Securities of the Company held by such Investor but only to the extent of such transfer, and any such transferee shall execute and deliver to the Company and the other parties a Deed of Adherence in the form attached hereto as Exhibit A to become a party hereto as an “Investor” subject to the terms and conditions hereof.  This Agreement and the rights and obligations of any of the Group Companies, the Holdco or the Founders hereunder shall not be assigned without the written consent of the Investors.

11.7                        Interpretation; Captions.  This Agreement shall be construed according to its fair language. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement. The captions to sections of this Agreement have been inserted for identification and reference purposes only and shall not be used to construe or interpret this Agreement.  Unless otherwise expressly provided herein, all references to Sections and Exhibits herein are to Sections and Exhibits of this Agreement.

11.8                        Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.9                        Adjustments for Share Splits, Etc.  Wherever in this Agreement there is a reference to a specific number of shares of the Series A Preferred Shares or the Ordinary Shares of the Company, then, upon the occurrence of any subdivision, combination or share dividend of the Series A Preferred Shares or Ordinary Shares, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of shares by such subdivision, combination or share dividend.

11.10                 Aggregation of Shares. All the Series A Preferred Shares or the Ordinary Shares held or acquired by Affiliates or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

11.11                 Shareholders Agreement to Control.  If and to the extent that there are inconsistencies between the provisions of this Agreement, those of the Framework Agreement and those of the Memorandum and Articles, the terms of this Agreement shall control as regards the Shareholders only.   The Shareholders agree to take all actions necessary or advisable, as promptly as practicable after the discovery of such inconsistency, to amend the Memorandum and Articles so as to eliminate such inconsistency.

11.12                 Dispute Resolution.

(a)                                 Negotiation Between Parties; Mediations. The parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement. If the negotiations do not resolve the dispute to the reasonable satisfaction of all parties within thirty (30) days, Section 11.12(b) shall apply.

(b)                                 Arbitration. In the event the parties are unable to settle a dispute between them regarding this Agreement in accordance with subsection (a) above, such dispute shall be referred to and finally settled by arbitration at Hong Kong International Arbitration Centre in accordance with the UNCITRAL Arbitration Rules (the “UNCITRAL Rules”) in effect, which rules are deemed to be incorporated by reference into this subsection (b) and as may be amended by the rest of this clause. The arbitration tribunal shall consist of three arbitrators to be appointed by Hong Kong International Arbitration Centre. The language of the arbitration shall be English.

11.13                 Further Assurances.   Each party shall from time to time and at all times hereafter make, do or execute, or cause or procure to be made, done and executed, such further acts, deeds, conveyances, consents and assurances without further consideration, which may reasonably be required to effect the transactions contemplated by this Agreement.

11.14                 Rights Cumulative.  Each and all of the various rights, powers and remedies of a party will be considered to be cumulative with and in addition to any other rights, powers and remedies which such party may have at Law or in equity in the event of the breach of any of the terms of this Agreement.  The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such party.

[The remainder of this page is intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed or have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

GROUP COMPANIES

YX ASSET RECOVERY LIMITED

By:	/s/ Man Tan
Name: Man Tan
Title: Director

YX INTERNATIONAL HOLDING LTD.

By:	/s/ Man Tan
Name: Man Tan
Title: Director

YX SERVICES LIMITED

By:	/s/ Man Tan
Name: Man Tan
Title: Director

SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed or have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

GROUP COMPANIES

SHANGHAI YONG XIONG INFORMATION TECHNOLOGY SERVICES CO., LTD
(上海永雄信息技术服务有限公司)

By:	/s/ Man Tan
Name: Man Tan
Title: Director

HUNAN YONG XIONG ASSET MANAGEMENT GROUP CO., LTD
(湖南永雄资产管理集团有限公司)

By:	/s/ Man Tan
Name: Man Tan
Title: Executive Director

SHANGHAI WEI XIN ENTERPRISE MANAGEMENT CO., LTD.
(上海卫信企业管理有限公司)

By:	/s/ Wen Zeng
Name: Wen Zeng
Title: Executive Director

SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed or have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

FOUNDERS

MAN TAN (谭曼)

/s/ Man Tan

XIAOFANG ZHOU (周小芳)

/s/ Xiaofang Zhou

SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed or have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

HOLDCOS

YX MAJOR LIMITED

By:	/s/ Man Tan
Name:	Man Tan
Title:	Director

YX MANAGEMENT HOLDING LTD

By:	/s/ Man Tan
Name:	Man Tan
Title:	Director

YX MINOR LIMITED

By:	/s/ Xiaofang Zhou
Name:	Xiaofang Zhou
Title:	Director

SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed or have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written

YUXIONG INTERNATIONAL INVESTMENT LTD.

By:	/s/ Man Tan
Name:	Man Tan
Title:	Director

SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed or have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written

INVESTORS

SHANGHAI HENGXIONG ENTERPRISE MANAGEMENT CONSULTING LIMITED PARTNERSHIP

（上海珩雄企业管理咨询合伙企业（有限合伙））

By:	/s/ Wei Dai
Name:	Wei Dai
Title:	Authorized Representative

SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed or have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written

INVESTORS

CHANGSHA LUGU HI-TECH MOBILE INTERNET VENTURE CAPITAL CO., LTD.

（长沙麓谷高新移动互联网创业投资有限公司）

By:	/s/ Xiangyong Hu
Name:	Xiangyong Hu
Title:

SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT

Schedule A

Schedule of Shareholders

Schedule B

Definitions

The following terms shall have the meanings ascribed to them below:.

“Additional Number of Issued Securities” has the meaning set forth in Section 3.4(b) hereof.

“Additional Number of Offered Shares” has the meaning set forth in Section 4.3(b) hereof.

“Agreement” has the meaning set forth in the Preamble hereof.

“Board” has the meaning set forth in Section 1.2 hereof.

“BVI Company” has the meaning set forth in the Preamble hereof.

“Company” has the meaning set forth in the Preamble hereof.

“Compensation Committee” has the meaning set forth in Section 1.4 hereof.

“Co-Sale Notice” has the meaning set forth in Section 4.4 hereof.

“Co-Sale Participant” has the meaning set forth in Section 4.4 hereof.

“Co-Sale Pro Rata Portion” has the meaning set forth in Section 4.4(a) hereof.

“Co-Sale Right Period” has the meaning set forth in Section 4.4 hereof.

“Disclosing Party” has the meaning set forth in Section 6.4 hereof.

“ESOP” means any Ordinary Shares issued to officers, directors, employees and consultants of the Company pursuant to a share grant, option plans, purchase plans or other employee stock incentive programs or arrangement approved by the Board.

“Equity Securities” means, with respect to a Person, any shares, share capital, registered capital, ownership interest, equity interest, or other securities, and any option, warrant, or right to subscribe for, acquire or purchase any of the foregoing, or any other security or instrument convertible into or exercisable or exchangeable for any of the foregoing, or any equity appreciation, phantom equity, equity plans or similar rights with respect to such Person, and, with respect to the Company, shall include any Ordinary Shares and Ordinary Share Equivalents of the Company.

“Financing Terms” has the meaning set forth in Section 6.1 hereof.

“First Participation Notice” has the meaning set forth in Section 3.4(a) hereof.

“First Refusal Expiration Notice” has the meaning set forth in Section 4.3(c) hereof.

“Founder” or “Founders” has the meaning set forth in the Preamble hereof.

“Governmental Order” means any applicable order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“HK Subsidiary” has the meaning set forth in the Preamble hereof.

“Holdco” or “Holdcos” has the meaning set forth in the Preamble hereof.

“Information Rights” has the meaning set forth in Section 1.1(a)(iv) hereof.

“Initial Public Offering” means (i) the first firm commitment underwritten public offering of the Ordinary Shares of the Company on the New York Stock Exchange, the main board of NASDAQ Stock Market System, the Hong Kong Stock Exchange or any other exchange in any other jurisdiction accepted by the Investors, or (ii) the first backdoor listing of the Company on above markets.  The date of the first transaction on above markets or the date of the Company acquires the shares through backdoor listing shall be deemed as the date of the initial public offering.

“Inspection Rights” has the meaning set forth in Section 1.1(b) hereof.

“Investor” or “Investors” has the meaning set forth in the Preamble hereof.

“Law” or “Laws” means any constitutional provision, statute or other Law, rule, regulation, official policy or interpretation of any Governmental Authority and any Governmental Order.

“Liquidation Event” shall include, unless waived by holders of a majority of the Series A Preferred Shares, any liquidation, dissolution or winding up of the Company and the other Major Subsidiaries; any change of control of any Group Company; any sale of all or substantially all of the assets of the Company or any other Major Subsidiaries; any licensing out of substantially all of the intellectual property of the Company or any other Major Subsidiaries; and any merger or consolidation of the Company or similar transactions with respect to any other Major Subsidiaries.   Notwithstanding the foregoing, if the Shareholders collectively own no less than 51% voting power in the surviving company after any transaction, the aforementioned event shall not be deemed as a Liquidation Event.

“Major Subsidiary” or “Major Subsidiaries” means any Group Company whose annual operating revenue exceeds RMB5,000,000.

“Memorandum and Articles” has the meaning set forth in Section 1.1(c) hereof.

“Net Profit” means the audited profit after tax (deducting non-recurring gains and losses) of the Company of a fiscal year on a consolidated basis (i.e., including the Group Companies) according to a clean audit opinion issued by accounting firms with securities qualifications or other accounting firms recognized by each Investor in accordance with applicable accounting standards.

“New Securities” has the meaning set forth in Section 3.3 hereof.

“Non-Disclosing Party” or “Non-Disclosing Parties” has the meaning set forth in Section 6.4 hereof.

“Offered Shares” has the meaning set forth in Section 4.2 hereof.

“Ordinary Director” has the meaning set forth in Section 1.2 hereof.

“Ordinary Holder” has the meaning set forth in Section 4.1 hereof.

“Ordinary Share Equivalents” means warrants, options and rights exercisable for the Ordinary Shares and instruments convertible into or exchangeable for Ordinary Shares, including, without limitation, the Series A Preferred Shares.

“Ordinary Shares” has the meaning set forth in the Memorandum and Articles.

“Overallotment Notice” has the meaning set forth in Section 4.3(b) hereof.

“Participation Rights Holder” has the meaning set forth in Section 3.1 hereof.

“Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.

“PRC” has the meaning set forth in the Preamble hereof.

“Preferred First Refusal Period” has the meaning set forth in Section 4.3(a) hereof.

“Preferred Holder” has the meaning set forth in Section 4.1 hereof.

“Principal Business” means the delinquent consumer receivables recovery services, including collection of credit card receivables and online receivables, which the Group Companies are engaged in.

“Pro Rata Share” has the meaning set forth in Section 3.2 hereof.

“Purchase Agreements” has the meaning set forth in the Recitals hereof.

“Put Date” has the meaning set forth in Section 9.3 hereof.

“Put Start Date” has the meaning set forth in Section 9.3 hereof.

“Qualified Initial Public Offering” has the meaning set forth in the Memorandum and Articles.

“Recapitalization” means any share dividend, share split, combination of shares, reorganization, recapitalization, reclassification or other similar event.

“Restricted Shares” has the meaning set forth in Section 4.1 hereof.

“Right of Participation” has the meaning set forth in Section 3.1 hereof.

“Right Participants” has the meaning set forth in Section 3.4(b) hereof.

“Second Participation Notice” has the meaning set forth in Section 3.4(b) hereof.

“Second Participation Period” has the meaning set forth in Section 3.4(b) hereof.

“Selling Shareholder” has the meaning set forth in Section 4.2 hereof.

“Series A Director” has the meaning set forth in Section 1.2 hereof.

“Series A Issue Price” means RMB150 per Series A Preferred Share, as appropriately adjusted for Recapitalizations.

“Series A Original Issue Date” means the date of the first sale and issuance of the Series A Preferred Shares.

“Series A Preferred Principal Put Price” has the meaning set forth in Section 9.1 hereof.

“Series A Preferred Shares” has the meaning set forth in the Recitals hereof.

“Series A Put Interest” has the meaning set forth in Section 9.2 hereof.

“Series A Interest Preference Amount” has the meaning set forth in Section 10.1(b) hereof.

“Series A Principal Preference Amount” has the meaning set forth in Section 10.1(a) hereof.

“Shareholder” or “Shareholders” has the meaning set forth in the Preamble hereof.

“Statute” means the Companies Law (2018 Revision), as amended, of the Cayman Islands.

“Transfer Notice” has the meaning set forth in Section 4.2 hereof.

“Transfer” or “Transferred” has the meaning set forth in Section 4.2 hereof.

“UNCITRAL Rules” has the meaning set forth in Section 11.12 hereof.

“WFOE” has the meaning set forth in the Preamble hereof.

“2018 Annual Performance Objective” has the meaning set forth in Section 7.3 hereof.

Schedule C

REGISTRATION RIGHTS

1.                                      Definitions.  The following terms used in this Schedule C shall have the meanings ascribed to the below:

“Commission” means (i) with respect to any offering of securities in the United States of America, the Securities and Exchange Commission of the United States of America or any other federal agency at the time administering the Securities Act and (ii) with respect to any offering of securities in a jurisdiction other than the United States of America, the regulatory body of the jurisdiction with authority to supervise and regulate the offering and sale of securities in that jurisdiction.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Form F-3” means Form F-3 promulgated by the Commission under the Securities Act or any successor form or substantially similar form then in effect.

“Form S-3” means Form S-3 promulgated by the Commission under the Securities Act or any successor form or substantially similar form then in effect.

“Governmental Authority” means any nation or government or any federation, province or state or any other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the PRC, the jurisdiction in which the Company is organized, or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Holders” means the holders of the Registrable Securities who are parties to this Agreement from time to time, and their transferees that become parties to this Agreement from time to time.

“Initiating Holders” means, with respect to a request duly made under Section 2.1 or Section 2.2 of this Schedule C to Register any Registrable Securities, the Holders initiating such request.

“Registrable Securities” means (i) the Ordinary Shares issued or issuable upon conversion of the Series A Preferred Shares, (ii) any Ordinary Shares owned or hereafter acquired by the Investors, and (iii) any Ordinary Shares of the Company issued as a dividend or other distribution with respect to, in exchange for, or in replacement of, the shares referenced in (i) and (ii) herein, excluding in all cases, however, any of the foregoing sold by a Person in a transaction other than an assignment pursuant to Section 9.6 of the Agreement.

“Registration” means a registration effected by preparing and filing a Registration Statement and the declaration or ordering of the effectiveness of that Registration Statement; and the terms “Register” and “Registered” have meanings concomitant with the foregoing.

“Registration Statement” means a registration statement prepared on Form F-1, F-2, F-3, S-1, S-2 or S-3 under the Securities Act (including, without limitation, Rule 415 under the Securities Act), or on any comparable form in connection with registration in a jurisdiction other than the United States of America.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Violation” has the meaning set forth in Section 5.1of this Schedule C.

Except where the context requires otherwise, capitalized terms used herein without definition shall have the meanings set forth in the Schedule B of the Agreement.

2.                                      Demand Registration

2.1                                       Registration Other Than on Form F-3 or Form S-3.  Subject to the terms of this Agreement, at any time or from time to time after the date that is six (6) months after the closing of a Qualified Initial Public Offering, the Holders holding twenty percent (20%) or more of the outstanding Registrable Securities held by all Holders (voting together as a single class on an as-converted basis) may request in writing that the Company effect a Registration on any internationally recognized exchange that is reasonably acceptable to such requesting Holders.  Upon receipt of such a request, the Company shall (i) promptly give written notice of the proposed Registration to all the other Holders and (ii) as soon as practicable, use its best efforts to cause the Registrable Securities specified in the request, together with any Registrable Securities of any Holder who requests in writing to join such Registration within fifteen (15) days after the Company’s delivery of written notice, to be Registered and/or qualified for sale and distribution in such jurisdiction as the Initiating Holders may request.  The Company shall be obligated to effect no more than two (2) Registrations pursuant to this Section 2.1 that have been declared and ordered effective; provided, that if the sale of all of the Registrable Securities sought to be included pursuant to this Section 2.1 is not consummated for any reason other than due to the action or inaction of the Holders including Registrable Securities in such Registration, such Registration shall not be deemed to constitute one of the Registration rights granted pursuant to this Section 2.1.

2.2                                       Registration on Form F-3 or Form S-3.  Subject to the terms of this Agreement, if the Company qualifies for registration on Form F-3 or Form S-3 (or any comparable form for Registration in a jurisdiction other than the United States of America), any Holder may request the Company to file, in any jurisdiction in which the Company has had a registered underwritten public offering, a Registration Statement on Form F-3 or Form S-3 (or any comparable form for Registration in a jurisdiction other than the United States of America), including without limitation any registration statement filed under the Securities Act providing for the registration of, and the sale on a continuous or a delayed basis by the Holders of, all of the Registrable Securities pursuant to Rule 415 under the Securities Act and/or any similar rule that may be adopted by the Commission.  Upon receipt of such a request, the Company shall (i) promptly give written notice of the proposed Registration to all other Holders and (ii) as soon as practicable, use its best efforts to cause the Registrable Securities specified in the request, together with any Registrable Securities of any Holder who requests in writing to join such Registration within fifteen (15) days after the Company’s delivery of written notice, to be Registered and qualified for sale and distribution in such jurisdiction.

2.3                                       Right of Deferral.

(a)                                         The Company shall not be obligated to Register or qualify Registrable Securities pursuant to Section 2:

(i)                                                                      if, within ten (10) days of the receipt of any request of the Holders to Register any Registrable Securities under Section 2.1 or Section 2.2, the Company gives notice to the Initiating Holders of its bona fide intention to effect the filing for its own account of a Registration Statement of Ordinary Shares within sixty (60) days of receipt of that request; provided, that the Company is actively employing in good faith its best efforts to cause that Registration Statement to become effective within sixty (60) days of receipt of that request; provided, further, that the Holders are entitled to join such Registration subject to Section 3 (other than a registration of securities in a transaction under Rule 145 of the Securities Act or with respect to an employee benefit plan;

(ii)                                                                   during the period starting with the date of filing by the Company of, and ending six (6) months following the effective date of any Registration Statement pertaining to Ordinary Shares of the Company; provided, that the Holders are entitled to join such Registration subject to Section 3 (other than a registration of securities in a transaction under Rule 145 of the Securities Act or with respect to an employee benefit plan); or

(iii)                                                                in any jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such Registration or qualification, unless the Company is already subject to service of process in such jurisdiction.

(b)                                         If, after receiving a request from Holders pursuant to Section 2.1 or Section 2.2 hereof, the Company furnishes to the Holders a certificate signed by the chief executive officer of the Company stating that, in the good faith judgment of the Board, it would be materially detrimental to the Company or its members for a Registration Statement to be filed in the near future, then the Company shall have the right to defer such filing for a period during which such filing would be materially detrimental, provided, that that the Company may not utilize this right and/or the deferral right contained in clause (ii) for more than ninety (90) days on any one occasion or for more than once during any twelve (12) month period; provided, further, that the Company may not Register any other of its securities during such period (except for Registrations contemplated by Section 3.4).

2.4                                       Underwritten Offerings.  If, in connection with a request to Register the Registrable Securities under Section 2.1 or Section 2.2, the Initiating Holders seek to distribute such Registrable Securities in an underwritten offering, they shall so advise the Company as a part of the request, and the Company shall include such information in the written notice to the other Holders described in Section 2.1 and Section 2.2.  In such event, the right of any Holder to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such underwritten offering and the inclusion of such Holder’s Registrable Securities in the underwritten offering (unless otherwise mutually agreed by a majority-in-interest of the Initiating Holders and such Holder, taken together) to the extent provided herein. All Holders proposing to distribute their securities through such underwritten offering shall enter into an underwriting agreement in customary form with the underwriter or underwriters of internationally recognized standing selected for such underwritten offering by the Company and reasonably acceptable to the holders of a majority of the voting power of all Registrable Securities proposed to be included in such Registration.  Notwithstanding any other provision of this Agreement, if the managing underwriter advises the Company that marketing factors (including without limitation the aggregate number of securities requested to be Registered, the general condition of the market, and the status of the Persons proposing to sell securities pursuant to the Registration) require a limitation of the number of Registrable Securities to be underwritten in a Registration pursuant to Section 2.1 or Section 2.2, the underwriters may (i) in the event the offering is the Company’s Initial Public Offering, exclude from the underwritten offering all of the Registrable Securities (so long as the only securities included in such offering are those sold for the account of the Company), or (ii) otherwise exclude up to seventy-five percent (75%) of the Registrable Securities requested to be Registered but only after first excluding all other Equity Securities from the Registration and underwritten offering and so long as the number of Registrable Securities to be included in the Registration is allocated among all Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities requested by such Holders to be included.  Any Registrable Securities excluded or withdrawn from such underwritten offering shall be withdrawn from the Registration. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to a Holder to the nearest one hundred (100) shares.

3.                                      Piggyback Registrations.

3.1                                       Registration of the Company’s Securities.  Subject to the terms of this Agreement, if the Company proposes to Register for its own account any of its Equity Securities, or for the account of any holder (other than a Holder) of the Equity Securities any of such holder’s Equity Securities, in connection with the public offering of such securities (except as set forth in Section 3.4), the Company shall promptly give each Holder written notice of such Registration and, upon the written request of any Holder given within fifteen (15) days after delivery of such notice, the Company shall use its best efforts to include in such Registration any Registrable Securities thereby requested to be Registered by such Holder.  If a Holder decides not to include all or any of its Registrable Securities in such Registration by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent Registration Statement or Registration Statements as may be filed by the Company, all upon the terms and conditions set forth herein.

3.2                                       Right to Terminate Registration.  The Company shall have the right to terminate or withdraw any Registration initiated by it under Section 3.1 prior to the effectiveness of such Registration, whether or not any Holder has elected to participate therein.  The expenses of such withdrawn Registration shall be borne by the Company in accordance with Section 4.3.

3.3                                       Underwriting Requirements.

(a)                                         In connection with any offering involving an underwriting of the Company’s Equity Securities, the Company shall not be required to Register the Registrable Securities of a Holder under this Section 3 unless such Holder’s Registrable Securities are included in the underwritten offering and such Holder enters into an underwriting agreement in customary form with the underwriter or underwriters of internationally recognized standing selected by the Company and setting forth such terms for the underwritten offering as have been agreed upon between the Company and the underwriters.  In the event the underwriters advise Holders seeking Registration of Registrable Securities pursuant to this Section 3 in writing that market factors (including the aggregate number of Registrable Securities requested to be Registered, the general condition of the market, and the status of the Persons proposing to sell securities pursuant to the Registration) require a limitation of the number of Registrable Securities to be underwritten, the underwriters may (i) in the event the offering is the Company’s IPO, exclude all of the Registrable Securities (so long as the only securities included in such offering are those sold for the account of the Company and no securities of other Selling shareholders are included), or (ii) otherwise exclude up to seventy-five percent (75%) of the Registrable Securities requested to be Registered but only after first excluding all other Equity Securities (except for securities sold for the account of the Company) from the Registration and underwriting and so long as the number of Registrable Securities to be included in such Registration is allocated among all Holders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities requested by such Holders to be included. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to a Holder to the nearest one hundred (100) shares.

(b)                                         If any Holder disapproves the terms of any underwriting, the Holder may elect to withdraw therefrom by written notice to the Company and the underwriters delivered at least ten (10) days prior to the effective date of the Registration Statement.  Any Registrable Securities excluded or withdrawn from the underwritten offering shall be withdrawn from the Registration.  Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any Registration proceeding begun pursuant to Section 2.1 or Section 2.2 if the Registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless such withdrawal is due to an action or inaction of the Company or an event outside of the reasonable control of such Holders.

3.4                                       Exempt Transactions.  The Company shall have no obligation to Register any Registrable Securities under this Section 3 in connection with a Registration by the Company

(i) relating solely to the sale of securities to participants in a Company share plan, or (ii) relating to a corporate reorganization or other transaction under Rule 145 of the Securities Act (or comparable provision under the Laws of another jurisdiction, as applicable).

4.                                      Registration Procedures.

4.1                                       Registration Procedures and Obligations.  Whenever required under this Agreement to effect the Registration of any Registrable Securities held by the Holders, the Company shall, as expeditiously as reasonably possible:

(a)                                         Prepare and file with the Commission a Registration Statement with respect to those Registrable Securities and use its best efforts to cause that Registration Statement to become effective, and, upon the request of the Holders holding a majority of the Registrable Securities Registered thereunder, keep the Registration Statement effective for up to one hundred twenty (120) days or, if earlier, until the distribution thereunder has been completed; provided, however, that (a) such one hundred twenty (120) day period shall be extended for a period of time equal to the period any Holder refrains from selling any Registrable Securities included in such Registration at the written request of the underwriter(s) for such Registration, and (b) in the case of any Registration of Registrable Securities on Form F-3 or Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable rules promulgated by the Securities and Exchange Commission, such one hundred twenty (120) day period shall be extended, if necessary, to keep the Registration Statement or such comparable form, as the case may be, effective until all such Registrable Securities are sold;

(b)                                         Prepare and file with the Commission amendments and supplements to that Registration Statement and the prospectus used in connection with the Registration Statement as may be necessary to comply with the provisions of applicable securities Laws with respect to the disposition of all securities covered by the Registration Statement;

(c)                                          Furnish to the Holders the number of copies of a prospectus, including a preliminary prospectus, required by applicable securities Laws, and any other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(d)                                         Use its best efforts to Register and qualify the securities covered by the Registration Statement under the securities Laws of any jurisdiction, as reasonably requested by the Holders, provided, that the Company shall not be required to qualify to do business or file a general consent to service of process in any such jurisdictions;

(e)                                          In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in customary form, with the managing underwriter(s) of the offering.  The underwriting agreement shall be reasonably acceptable to the Holders participating in such underwriting.  Each Holder participating in such underwriting shall also enter into and perform its obligations under such underwriting agreement;

(f)                                           Promptly notify each Holder of Registrable Securities covered by the Registration Statement at any time when a prospectus relating thereto is required to be delivered under applicable securities Laws of (a) the issuance of any stop order by the Commission, or (b) the happening of any event or the existence of any condition as a result of which any prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made, or if in the opinion of counsel for the Company it is necessary to supplement or amend such prospectus to comply with Law, and at the request of any such Holder promptly prepare and furnish to such Holder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances under which they were made or such prospectus, as supplemented or amended, shall comply with Law;

(g)                                          Furnish, at the request of any Holder requesting Registration of Registrable Securities pursuant to this Agreement, on the date that such Registrable Securities are delivered for sale in connection with a Registration pursuant to this Agreement, (i) an opinion, dated the date of the sale, of the counsel representing the Company for the purposes of the Registration, in form and substance as is customarily given to underwriters in an underwritten public offering; and (ii) a comfort letter dated the date of the sale, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters;

(h)                                         Otherwise comply with all applicable rules and regulations of the Commission to the extent applicable to the applicable registration statement and use its best efforts to make generally available to its security holders (or otherwise provide in accordance with Section 11(a) of the Securities Act) an earnings statement satisfying the provisions of Section 11(a) of the Securities Act, no later than forty-five (45) days after the end of a twelve (12) month period (or ninety (90) days, if such period is a fiscal year) beginning with the first month of the Company’s first fiscal quarter commencing after the effective date of such registration statement, which statement shall cover such twelve (12) month period, subject to any proper and necessary extensions;

(i)                                             Not, without the prior consent of the holders of at least a majority of voting power of the then outstanding Registrable Securities, make any offer relating to the Securities that would constitute a “free writing prospectus,” as defined in Rule 405 promulgated under the Securities Act;

(j)                                            Provide a transfer agent and registrar for all Registrable Securities Registered pursuant to the Registration Statement and, where applicable, a number assigned by the Committee on Uniform Securities Identification Procedures for all those Registrable Securities, in each case not later than the effective date of the Registration; and

(k)                                         Take all reasonable action necessary to list the Registrable Securities on the primary exchange on which the Company’s securities are then traded or, in connection with an IPO, the primary exchange on which the Company’s securities will be traded.

4.2                                       Information from Holder.  It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Agreement with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the Registration of such Holder’s Registrable Securities.

4.3                                       Expenses of Registration.  All expenses, other than the underwriting discounts and selling commissions applicable to the sale of Registrable Securities pursuant to this Agreement (which shall be borne by the Holders requesting Registration on a pro rata basis in proportion to their respective numbers of Registrable Securities sold in such Registration), incurred in connection with Registrations, filings or qualifications pursuant to this Agreement, including (without limitation) all Registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company and reasonable fees and disbursement of one (1) counsel for all selling Holders, shall be borne by the Company. The Company shall not, however, be required to pay for any expenses of any Registration proceeding begun pursuant to this Agreement if the Registration request is subsequently withdrawn at the request of a majority-in-interest of the Holders requesting such

Registration (in which case all participating Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be thereby Registered in the withdrawn Registration).

5.                                      Registration-Related Indemnification.

5.1                                       Company Indemnity.

(a)                                         To the maximum extent permitted by Law, the Company will indemnify and hold harmless each Holder, such Holder’s partners, officers, directors, shareholders and legal counsel, any underwriter (as defined in the Securities Act) and each Person, if any, who controls (as defined in the Securities Act) such Holder or underwriter, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under Laws which are applicable to the Company and relate to action or inaction required of the Company in connection with any Registration, qualification, or compliance, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (each a “Violation”):  (i) any untrue statement or alleged untrue statement of a material fact contained in such Registration Statement, on the effective date thereof (including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto), (ii) the omission or alleged omission to state in the Registration Statement, on the effective date thereof (including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto), a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of applicable securities Laws, or any rule or regulation promulgated under applicable securities Laws.  The Company will reimburse each such Holder, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action to the fullest extent permitted by applicable law.

(b)                                         The indemnity agreement contained in this Section 5.1 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld or delayed), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises solely out of or is solely based upon a Violation that occurs in reliance upon and in conformity with written information furnished in a certificate expressly for use in connection with such Registration by any such Holder, such Holder’s partners, officers, directors, and legal counsel, any underwriter (as defined in the Securities Act) and each Person, if any, who controls (as defined in the Securities Act) such Holder or underwriter.  Further, the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of any Holder or other aforementioned person, or any person controlling such Holder, from whom the person asserting any such losses, claims, damages or liabilities purchased shares in the offering, if a copy of the most current prospectus was not sent or given by or on behalf of such Holder or other aforementioned person to such person, if required by Law to have been so delivered, at or prior to the written confirmation of the sale of the shares to such person, and if the prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability.

5.2                                       Holder Indemnity.

(a)                                         To the maximum extent permitted by Law, each selling Holder that has included Registrable Securities in a Registration will, severally and not jointly, indemnify and hold harmless the Company, its directors, officers, legal counsel and accountants, any underwriter, any other Holder selling securities in connection with such Registration and each Person, if any, who controls (within the meaning of the Securities Act) the Company, such underwriter or other Holder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject, under applicable securities Laws, or any rule or regulation promulgated under applicable securities Laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder in a certificate expressly for use in connection with such Registration; and each such Holder will reimburse any Person intended to be indemnified pursuant to this Section 5.2, for any legal or other expenses reasonably incurred by such Person in connection with investigating or defending any such loss, claim, damage, liability or action.  No Holder’s liability under this Section 5.2 shall exceed the net proceeds (less underwriting discounts and selling commissions) received by such Holder from the offering of securities made in connection with that Registration.

(b)                                         The indemnity contained in this Section 5.2 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld or delayed).

5.3                                       Notice of Indemnification Claim.  Promptly after receipt by an indemnified party under Section 5.1 or Section 5.2 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under Section 5.1 or Section 5.2, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the indemnifying parties.  An indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonably incurred fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party, to the extent so prejudiced, of any liability to the indemnified party under this Section 5, but the omission to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 5.

5.4                                       Contribution.  If any indemnification provided for in Section 5.1 or Section 5.2 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and of the indemnified party, on the other, in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations.  The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. No Holder’s liability under this Section 5.4, when combined with such Holder’s liability under Section 5.2, shall exceed the net proceeds (less underwriting discounts and selling commissions) received by such Holder from the offering of securities made in connection with that Registration.

5.5                                       Underwriting Agreement.  To the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

5.6                                       Survival.  The obligations of the Company and Holders under this Section 5 shall survive the completion of any offering of Registrable Securities in a Registration Statement under this Agreement.

6.                                      Additional Registration-Related Undertakings.

6.1                                       Reports under the Exchange Act.  With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any comparable provision of any applicable securities Laws that may at any time permit a Holder to sell securities of the Company to the public without Registration or pursuant to a Registration on Form F-3 or Form S-3 (or any comparable form in a jurisdiction other than the United States of America), the Company agrees to:

(a)                                         make and keep public information available, as those terms are understood and defined in Rule 144 (or comparable provision, if any, under applicable securities Laws in any jurisdiction where the Company’s securities are listed), at all times following ninety (90) days after the effective date of the first Registration under the Securities Act filed by the Company for an offering of its securities to the general public;

(b)                                         file with the Commission in a timely manner all reports and other documents required of the Company under all applicable securities Laws; and

(c)                                          at any time following ninety (90) days after the effective date of the first Registration under the Securities Act filed by the Company for an offering of its securities to the general public by the Company, promptly furnish to any Holder holding Registrable Securities, upon request (i) a written statement by the Company that it has complied with the reporting requirements of all applicable securities Laws at any time after it has become subject to such reporting requirements or, at any time after so qualified, that it qualifies as a registrant whose securities may be resold pursuant to Form F-3 or Form S-3 (or any form comparable thereto under applicable securities Laws of any jurisdiction where the Company’s securities are listed), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents as filed by the Company with the Commission, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the Commission, that permits the selling of any such securities without Registration or pursuant to Form F-3 or Form S-3 (or any form comparable thereto under applicable securities Laws of any jurisdiction where the Company’s Securities are listed).

6.2                                       Limitations on Subsequent Registration Rights.  From and after the date of this Agreement, the Company shall not, without the prior written consent of holders of at least a majority of the then outstanding Registrable Securities held by all Holders, enter into any agreement with any holder or prospective holder of any Equity Securities of the Company that would allow such holder or prospective holder (a) to include such Equity Securities in any Registration filed under Section 2 or Section 3, unless under the terms of such agreement such holder or prospective holder may include such Equity Securities in any such Registration only to the extent that the inclusion of such Equity Securities will not reduce the amount of the Registrable Securities of the Holders that are included, (b) to demand Registration of their Equity Securities, or (c) cause the Company to include such Equity Securities in any Registration filed under Section 2 or Section 3 hereof on a basis pari passu with or more favorable to such holder or prospective holder than is provided to the Holders of Registrable Securities.

6.3                                       “Market Stand-Off” Agreement.  Each Shareholder agrees, if so required by the managing underwriter(s), that it will not during the period commencing on the date of the final prospectus relating to the Company’s IPO and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days from the date of such final prospectus) (a) lend, offer, pledge, hypothecate, hedge, sell, make any short sale of, loan, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Equity Securities of the Company (other than those included in such offering) or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Equity Securities of the Company, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Equity Securities of the Company or such other securities, in cash or otherwise; provided, that (a) all directors, officers and all other holders of at least one percent (1%) of the outstanding share capital of the Company must be bound by restrictions at least as restrictive as those applicable to any such holder pursuant to this Section 6.3, (b) this Section 6.3 shall not apply to the extent that any other members subject to substantially similar restrictions are released, and (c) the lockup agreements shall permit such holders to transfer their Registrable Securities to their respective Affiliates so long as the transferees enters into the same lockup agreement.  The underwriters in connection with the Company’s Initial Public Offering are intended third party beneficiaries of this Section 6.3 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.  In order to enforce the foregoing covenant, the Company may place restrictive legends on the certificates and impose stop-transfer instructions with respect to the Registrable Securities of each shareholder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

6.4                                       Termination of Registration Rights.  The registration rights set forth in Section 2 and Section 3 above shall terminate on the earlier of (a) the date that is five (5) years from the date of closing of an Initial Public Offering, (b) with respect to any Holder, the date on which such Holder may sell all of such Holder’s Registrable Securities under Rule 144 of the Securities Act in any ninety (90)-day period, and (c) the date of occurrence of a Liquidation Event.

6.5                                       Exercise of Series A Preferred Shares.  Notwithstanding anything to the contrary provided in this Agreement, the Company shall have no obligation to register Registrable Securities which, if constituting Ordinary Share Equivalents, have not been exercised, converted or exchanged, as applicable, for Ordinary Shares.

7.                                      Jurisdiction.  The terms of this Schedule C are drafted primarily in contemplation of an offering of securities in the United States of America.  The Parties recognize, however, the possibility that securities may be qualified or registered for offering to the public in a jurisdiction other than the United States of America where registration rights have significance or that the Company might effect an offering in the United States of America in the form of American depositary receipts or American depositary shares.  Accordingly:

(a)                                         It is their intention that, whenever this Schedule C or any portion of the Agreement refers to a Law, form, process or institution of the United States of America but the parties wish to effectuate qualification or registration in a different jurisdiction where registration rights have significance, such references to the Laws or institutions of the United States of America shall be read as referring, mutatis mutandis, to the comparable Laws or institutions of the jurisdiction in question; and

(b)                                         It is agreed that the Company will not undertake any listing of American depositary receipts, American depositary shares or any other security derivative of the Company’s Ordinary Shares unless arrangements have been made reasonably satisfactory to a majority-in-interest of the Shareholders to ensure that the spirit and intent of the Agreement will be realized and that the Company is committed to take such actions as are necessary such that the Shareholders will enjoy rights corresponding to the rights hereunder to sell their Registrable Securities in a public offering in the United States of America as if the Company had listed Ordinary Shares in lieu of such derivative securities.

Exhibit A

FORM DEED OF ADHERENCE

THIS DEED OF ADHERENCE is made the                         day of

by [  ], (“New Shareholder”)

RECITALS

A.                                    On               ,         , the shareholders of YX Asset Recovery Limited (the “Company”) entered into a shareholders agreement (the “Shareholders Agreement”), to which the substantial form of this Deed of Adherence forms Exhibit A.

B.                                    The New Shareholder is the intended [transferee][purchaser] of [       ] [Ordinary Shares] [Series A Preferred Shares] of par value US$[0.001] each in the capital of the Company [from [               ] (“Transferor”)], and in accordance with Section 4.7 of the Shareholders Agreement is executing this Deed.

THIS DEED WITNESSES as follows:

1.                                      Interpretation.  Capitalized terms not otherwise defined in this Deed shall have the meanings given to them in the Shareholders Agreement.

2.                                      Covenant; Enforceability.  The New Shareholder hereby ratifies and accedes to the terms of, agrees to be bound by, and assumes all rights and obligations under the terms and conditions of, the Shareholders Agreement, as if the New Shareholder had been an original party to the Shareholders Agreement in the same capacity as the [Transferor].  The existing Shareholders shall be entitled to enforce the Shareholders Agreement against the New Shareholder.

3.                                      Representation and Warranty.  The New Shareholder hereby represents and warrants to the existing Shareholders that:

(a)                                 The New Shareholder is duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation.

(b)                                 The New Shareholder has all requisite power and authority to execute and deliver this Deed and to assume and perform all rights and obligations under the Shareholders Agreement. Upon their execution, this Deed and the Shareholders Agreement shall constitute valid and legally binding obligations thereof, enforceable against such party in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, and other Laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(c)                                  The execution, delivery and performance by the New Shareholder of and compliance with the Deed and the Shareholders Agreement, and the consummation of the transactions contemplated thereby, will not result in any violation, breach or default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, a default under (i) the articles of association or any other such constitutional documents of the New Shareholder, (ii) any material contract to which the New Shareholder is a party, (iii) any judgment, order, writ or decree or (iv) any applicable Law.

4.                                      Governing Law.  This Adherence Deed shall be governed by and construed in all respects in accordance with the Laws of Hong Kong.

IN WITNESS WHEREOF this Deed of Adherence has been executed as a deed by the New Shareholder on the date set forth above.

[NEW SHAREHOLDER]	)
in the presence of:	)